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                          INVESTMENT ADVISORY AGREEMENT
                                EXETER FUND, INC.

     AGREEMENT made this 11th day of May, 1999, by and between Exeter Fund, Inc. a Maryland corporation (the "Fund"), and Manning & Napier Advisory Advantage Corporation, (the "Adviser").

     WHEREAS, the fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several portfolios of shares, each having its own investment policies; and

     WHEREAS, the Fund desires to retain the Adviser to render investment management services with respect to its Government-Oriented Fixed Income Series, Unrestricted Fixed Income Series, Index Stock Series, Large Cap Stock Series, Small Cap Stock Series, Aggressive Stock Series, International Stock Series, Defensive Growth Series, Growth with Reduced Volatility Series, Long-Term Growth Series and Maximum-Term Growth Series and such other portfolios as the Fund and the Adviser may agree upon (the "Series"), and the Adviser is willing to render such services:

     NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1. DUTIES OF THE ADVISER. The Fund employs the Adviser to manage the investment and reinvestment of the assets, to hire (subject to the approval of the Fund's Board of Directors and, except as otherwise permitted under the terms of any exemptive relief obtained by the Adviser from the Securities and Exchange Commission, or by rule or regulation, a majority of the outstanding voting securities of any affected Series) and thereafter supervise the investment activities of one or more sub-advisers deemed necessary to carry out the investment program of any Series of the Fund, and to continuously review, supervise and (where appropriate) administer the investment program of the Series, to determine in its discretion (where appropriate) the securities to be purchased or sold, to provide the Fund with records concerning the Adviser's activities which the Fund is required to maintain, and to render regular reports to the Fund's officers and Directors concerning the Adviser's discharge of the foregoing responsibilities. The retention of a sub-adviser by the Adviser shall not relieve the Adviser of its responsibilities under this Agreement.

     The Adviser shall discharge the foregoing responsibilities (as well as the determination of any sub-adviser) subject to the control of the Board of Directors of the Fund and in compliance with such policies as the Directors may from time to time establish, and in compliance with the objectives, policies, and limitations for each such Series set forth in the Fund's prospectus and statement of additional


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     information, as amended from time to time (referred to collectively as the
     "Prospectus"), and applicable laws and regulations. The Fund will furnish the Adviser from time to time with copies of all amendments or supplements to the Prospectus, if any.

     The Adviser accepts such employment and agrees, at its own expense, to render the services and to provide the office space, furnishings and equipment and the personnel (including any sub-advisers) required by it to perform the services on the terms and for the compensation provided herein. The Adviser will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Fund.

2. DELIVERY OF DOCUMENTS. The Fund has furnished Adviser with copies properly certified or authenticated of each of the following:

          (a) The Fund's Articles of Incorporation, as filed with the Secretary of State of the State of Maryland (such Articles of Incorporation, as presently in effect and as it shall from time to time be amended, is herein called the "Articles");

          (b) By-Laws of the Fund (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the "By-Laws");

               (c) Prospectus(es) of the Series.

3.   OTHER COVENANTS. The Adviser agrees that it:

          (a) will comply with all applicable Rules and Regulations of the Securities and Exchange Commission and will in addition conduct its activities under this Agreement in accordance with other applicable law;

          (b) will place orders pursuant to its investment determinations for the Series either directly with the issuer or with any broker or dealer. In executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of the Series the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction the Adviser may also consider the brokerage and


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          research services (as those terms are defined in Section 28(3) of the
          Securities Exchange Act of 1934) provided to the Series and/or other accounts over which the Adviser or an affiliate of the Adviser may exercise investment discretion. The Adviser is authorized, subject to the prior approval of the Fund's Board of Directors, to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any of the Series which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer -- viewed in terms of that particular transaction or terms of the overall responsibilities of the Adviser to the Series. In addition, the Adviser if authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser or the Fund's principal underwriter) to take into account the sale of shares of the Fund if the Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will any Series' securities be purchased from or sold to the Adviser, any sub-adviser engaged with respect to that Series, the Fund's principal underwriter, or any affiliated person of either the Fund, the Adviser, and sub-adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission and the 1940 Act.

4. COMPENSATION OF THE ADVISER. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Fund shall pay to the Adviser compensation at the rate(s) specified in the Schedule(s) which are attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser at the end of each month, and calculated by applying a daily rate, based on the annual percentage rates as specified in the attached Schedule(s), to the assets of the Series. The fee shall be based on the average daily net assets for the month involved. The Adviser may, in its discretion and from time to time, waive a portion of its fee.

5. EXCESS EXPENSES. If the expenses for any Series for any fiscal year (including fees and other amounts payable to the Adviser, but excluding interest, taxes, brokerage costs, litigation, and other extraordinary costs) as calculated every business day would exceed the expense limitations imposed on investment companies by any applicable statute or regulatory authority of any jurisdiction in which shares are qualified for offer and sale, the Adviser shall bear such excess cost.

     However, the Adviser will not bear expenses of the Fund or any Series which


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     would result in the Fund's inability to qualify as a regulated investment company under provisions of the Internal Revenue Code. Payment of expenses by the Adviser pursuant to this Section 5 shall be settled on a monthly basis (subject to fiscal year end reconciliation) by a waiver of the Adviser's fees provided for hereunder, and such waiver shall be treated as a reduction in the purchase price of the Adviser's services.

6. REPORTS. The Fund and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request. The Adviser further agrees to furnish to the Fund, if applicable, the same such documents and information pertaining to any sub-adviser as the Fund may reasonably request.

7. STATUS OF THE ADVISER. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. To the extent that the purchase or sale of securities or other investments of any issuer may be deemed by the Adviser to be suitable for two or more accounts managed by the Adviser, the available securities or investments may be allocated in a manner believed by the Adviser to be equitable to each account. It is recognized that in some cases this may adversely affect the price paid or received by the Fund or the size or position obtainable for or disposed by the Fund or any Series.

8. CERTAIN RECORDS. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Adviser (or any sub-adviser) on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request. The Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

9. LIMITATION OF LIABILITY OF THE ADVISER. The duties of the Adviser shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Adviser hereunder. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby. (As used in this Section 9, the term "Adviser" shall include Directors, officers, employees and


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     other corporate agents of the Adviser as well as that corporation itself).

10. PERMISSIBLE INTERESTS. Directors, agents, and shareholders of the Fund are or may be interested in the Adviser (or any successor thereof) as Directors, partners, officers, or shareholders, or otherwise; Directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Fund as Directors, officers, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as a shareholder or otherwise subject to the provisions of applicable law. All such interests shall be fully disclosed between the parties on any ongoing basis and in the Fund's Prospectus as required by law. In addition, brokerage transactions for the Fund may be effected through affiliates of the Adviser or any sub-adviser if approved by the Board of Directors, subject to the rules and regulations of the Securities and Exchange Commission.

11. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall remain in effect until two years from date of execution, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Directors of the Fund or by vote of a majority of the outstanding voting securities of each Series; provided, however, that if the shareholders of any Series fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

     This Agreement may be terminated as to any Series at any time, without the payment of any penalty by vote of a majority of the Directors of the Fund or by vote of a majority of the outstanding voting securities of the Series on not less than 30 days nor more than 60 days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 90 days written notice to the Fund. This Agreement will automatically terminate in the event of its assignment.

     As used in this Section 11, the terms "assignment," "interested persons," and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

12. GOVERNING LAW. This Agreement shall be governed by the internal laws of the State of Maryland, without regard to conflict of law principles; provided,


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     however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

13. NOTICE. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

     To the Adviser at:          Manning & Napier Advisory Advantage Corporation
                                 1100 Chase Square
                                 Rochester, N.Y. 14604

     To the Fund at:             Exeter Fund, Inc.
                                 1100 Chase Square
                                 Rochester, N.Y. 14604

14. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

A copy of the Articles of the Fund is on file with the Secretary of State of the State of Maryland, and notice is hereby given that this instrument is executed on behalf of the Directors of the Fund as Directors, and is not binding upon any of the Directors, officers, or shareholders of the Fund individually but binding only upon the assets and property of the Fund.

No Series of the Fund shall be liable for the obligations of any other Series of the Fund. Without limiting the generality of the foregoing, the Adviser shall look only to the assets of a particular Series for payment of fees for services rendered to that Series.

Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


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Exeter Fund, Inc                 Manning & Napier Advisory Advantage Corporation
By: /s/William Manning           By: /s/ B. Reuben Auspitz
Attest: /s/ Fonda L. Herrick     Attest: /s/ Brenda F. Oathout


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                                   SCHEDULE A
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                                EXETER FUND, INC.
                                       AND
                 MANNING & NAPIER ADVISORY ADVANTAGE CORPORATION

Pursuant to Article 4, the Adviser's fees shall be calculated at the following annual rates:

Multi-Manager Series       Initial Sub-Advisor                                  Fees
--------------------       -------------------                                  ----
Government-Oriented Fixed  Strong Capital Management                   0.80% on first $50 million
         Income                                                        0.65% on next $50 million
                                                                       0.60% thereafter

Unrestricted Fixed Income  Loomis Sayles                               1.00% on first $20 million
                                                                       0.90% on next $30 million
                                                                       0.70% thereafter

Index Stock                State Street Global Advisors                0.55% on first $50 million
                                                                       0.44% on next $50 million
                                                                       0.42% thereafter

Large Cap Stock            Scudder Kemper Investments                  0.90% on first $50 million
                                                                       0.80% thereafter

Small Cap Stock            DLJ Investment Management                   1.05% on first $50 million
                                                                       0.95% on next $50 million
                                                                       0.85% thereafter

Aggressive Stock           MFS Institutional Advisors                  0.95% on first $50 million
                                                                       0.85% on next $150 million
                                                                       0.80% on next $300 million
                                                                       0.75% thereafter

International Stock        Babson-Stewart Ivory                        1.05% on first $50 million
                                                                       0.95% on next $50 million
                                                                       0.85% thereafter

Maximum-Term Growth*       Manning & Napier Advisors                   1.00% on first $50 million
                                                                       0.90% thereafter

Long-Term Growth  *        Manning & Napier Advisors                   1.00% on first $50 million
                                                                       0.90% thereafter

Growth with Reduced
         Volatility*       Manning & Napier Advisors                   1.00% on first $50 million
                                                                       0.90% thereafter

Defensive Growth*          Manning & Napier Advisors                   0.95% on first $50 million
                                                                       0.85% thereafter

* The fee specified will be reduced by 0.05% for those assets in excess of a total of $500 million managed by Manning & Napier Advisors